UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934, as amended

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WESTMONT RESOURCES, INC.
(Name of Registrant as Specified in Its Charter)
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WESTMONT RESOURCES, INC.
155 108th Avenue NE, Suite 150
Bellevue, WA 98004

INFORMATION STATEMENT

NOTICE OF BOARD OF DIRECTORS AND
STOCKHOLDER ACTION BY WRITTEN CONSENT

On November 23, 2010, the Board of Directors and stockholders holding a majority of the voting power of Westmont Resource Inc., took action by written consent to reduce the number of the total issued and outstanding capital stock of the Company by effectuating a reverse stock split on a 300 to 1 ratio effective on January 3, 2011.

Stockholders of record at the close of business on November 23, 2010 will be entitled to notice of this Board of Directors and majority stockholder action by written consent.  Since the actions was approved by a majority of stockholders who collectively hold or control Fifty-Nine and Two Hundreds percent (59.02%) of the total voting rights of the Company consisting of Fifty-Two and Eighty-Five Hundreds percent (52.85%) of the Common shares voting rights and Seventy-Six and Ninety-Two Hundreds percent (76.92%) of the Class A Preferred shares voting rights.  As a result, the proposal has been approved without the affirmative vote of any other stockholders of the Company and as such no proxies were or are being solicited.  The effective date on this corporate action will take effect after the close of business on January 3, 2011.

The corporate actions involve one (1) proposal (the “Proposal”) providing for the following:

•
To approve a 1 – for – 300 reverse split of the issued and outstanding shares of Common Stock such that each Three Hundred (300) shares of Common Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Common Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Common Stock, $0.001 par value (the “New Common Stock”), with any fractional interest rounded up to the nearest whole share.

•
To approve a 1 – for – 300 reverse split of the issued and outstanding shares of Class A Preferred Stock such that each Three Hundred (300) shares of Class A Preferred Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Class A Preferred Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Class A Preferred Stock, $0.001 par value (the “New Class A Preferred Stock”), with any fractional interest rounded up to the nearest whole share.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Bruce E. Fischer
Bruce E. Fischer
Chief Executive Officer / Managing Director
Bellevue, Washington
Monday, 3 January 2011

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

WESTMONT RESOURCES, INC.

INFORMATION STATEMENT

WESTMONT RESOURCES, INC.
155 108th Avenue NE, Suite 150
Bellevue, WA 98004
_________________________

INFORMATION STATEMENT
_________________________

This Information Statement (this “Information Statement”) contains information related to certain corporate actions of Westmont Resources, Inc., a Nevada corporation (the “Company”), and is expected to be distributed on or about Monday, 3 January 2011 to all holders of the voting capital stock of the Company, which includes all holders of Common Stock, par value $0.001 per share (“Common Stock”) and all holders of Class A Preferred Stock (“Class A Preferred”) of record at the close of business on November 23, 2010 (collectively, the “Stockholders”).

1.	ABOUT THE INFORMATION STATEMENT

1.1.	What Is The Purpose Of The Information Statement?

This Information Statement is being provided pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, to notify the Stockholders, as of the close of business on Monday, 3 January 2011 (the “Effective Date”), of the corporate actions taken pursuant to the written consent of the Board of Directors and the majority of stockholders on November 23, 2010 (the “Record Date”).

Specifically, on November 23, 2010 the Board of Directors and the stockholders holding the majority of voting rights of the Company took action by written consent to complete a reverse stock split on a 1-for-300 ratio.  The effective date of the corporate action will take effect after close of business on 3 January 2011 consisting of: (i) the approval of a 1 – for – 300 reverse split of the issued and outstanding shares of Common Stock such that each Three Hundred (300) shares of Common Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Common Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Common Stock, $0.001 par value (the “New Common Stock”), with any fractional interest rounded up to the nearest whole share; and (ii) the approval of a 1 – for – 300 reverse split of the issued and outstanding shares of Class A Preferred Stock such that each Three Hundred (300) shares of Class A Preferred Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Class A Preferred Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Class A Preferred Stock, $0.001 par value (the “New Class A Preferred Stock”), with any fractional interest rounded up to the nearest whole share.

1.2.	Voting Power of Stockholders; Stockholders Entitled To Notice

Approval of the actions described herein requires the vote of a simple majority of the holders of the outstanding stock of each voting group entitled to vote on such matters.  As of October 9, 2010, there were 60,407,660 shares of our Common stock outstanding, and 130,000 shares of our Class A Preferred stock outstanding.  The Company has issued no additional shares since October 9, 2010.  Holders of our Common stock are entitled to one vote per share, for a total of 60,407,660 votes.  Holders of our Class A Preferred stock are entitled to one hundred and sixty votes per share, for a total of 20,800,000 votes. Accordingly, as of the record date, November 23, 2010, the total voting power held by all stockholders was 81,207,660 votes. Stockholders of record at the close of business on November 23, 2010, will be entitled to receive this notice and information statement.

Under Nevada corporate law Section NRS 78.320, all the activities requiring stockholder approval may be taken by obtaining the written consent and approval of more than a simple majority (greater than 50.00%) of the holders of voting stock in each effected class of stock in lieu of a meeting of the stockholders.

Since the actions was approved on November 23, 2010 by a majority of stockholders who collectively hold or control Fifty-Nine and Two Hundreds percent (59.02%) of the total voting rights of the Company consisting of Fifty-Two and Eighty-Five Hundreds percent (52.85%) of the Common shares voting rights and Seventy-Six and Ninety-Two Hundreds percent (76.92%) of the Class A Preferred shares voting rights.  As a result, the proposal was approved without the affirmative vote of any other stockholders of the Company and as such no proxies were or are being solicited.  The effective date on this corporate action will take effect after the close of business on 3 January 2011.

1.3.	No Dissenter’s Rights

Stockholders have no appraisal or dissenter’s rights with respect to any of the actions described in this information statement.

2.	PROPOSAL

2.1.	Introduction

On November 23, 2010, our board of directors unanimously adopted a resolution declaring it advisable to authorize a 300-to-1 reverse stock split of the Company’s issued and outstanding shares effective on 3 January 2011.  Concurrently therewith, stockholders holding a majority of the voting power of Westmont Resources Inc., took action by written consent approving and ratifying the resolution of the Board of Directors effectuating this reduction in the number of issued and outstanding shares of the Company effective on 3 January 2011 as follows:

(i)
For the approval of a 1 – for – 300 reverse split of the issued and outstanding shares of Common Stock such that each Three Hundred (300) shares of Common Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Common Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Common Stock, $0.001 par value (the “New Common Stock”), with any fractional interest rounded up to the nearest whole share, a vote of a simple majority (greater than 50.00%) of the voting capital stock is required to approve the Proposal.  As a result, a vote to approve this Proposal by a simple majority of the holders of greater than 50.00% of the collective voting rights of the Common stock of the Company is sufficient to approve the Proposal; and

(ii)
For the approval of a 1 – for – 300 reverse split of the issued and outstanding shares of Class A Preferred Stock such that each Three Hundred (300) shares of Class A Preferred Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Class A Preferred Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Class A Preferred Stock, $0.001 par value (the “New Class A Preferred Stock”), with any fractional interest rounded up to the nearest whole share, a vote of a simple majority (greater than 50.00%) of the voting Class A Preferred stock is required to approve the Proposal. As a result, a vote to approve this Proposal by a simple majority of the holders of greater than 50.00% of the collective voting rights of the Class A Preferred stock of the Company is sufficient to approve the Proposal.

2.2.	Purpose of a Reverse Split of the Company’s Common Stock

There are various reasons for the proposed Reverse Split, the foremost of which is to increase the price of the Company's traded Common Stock, which the Board believes would foster confidence in the Company and assist it in obtaining financing on more favorable terms than otherwise might be available.

Another projected benefit of the Reverse Split would be a very substantial reduction in the transaction costs associated with trading in the Company's Common Stock.   In most cases, trading costs include both "brokers" trading commissions and the "indirect cost" of "dealer markup," that is, the difference between the buying and selling prices of dealers in a given stock the "bid-ask spread")

Further, the Board of Directors believes that the reduction in the number of common shares outstanding, without any corresponding material alteration in the economic composition of the Company or the relative interests of the securities holders would thus likely decrease the public and institutional perception of the Company's Common Stock and thus decrease investor interest.  Therefore, a corresponding reduction in the Class A Preferred Stock is also required to enhance the public and institutional perception of the Company's Common Stock and thus increase investor interest.

However, no assurance can be given that the market price of the Common Stock will increase in direct proportion to the ratio of the Reverse Split.  A failure of the stock's trading price to completely reflect the mathematics of the Reverse Split would result in a reduction in the market value of the Company's securities, but, on the other hand, it is no less likely that the Reverse Split may result in a disproportionately increased value of the market value of the Company's Common Stock.

There can be no assurance that the total market capitalization of the Common Stock after the proposed Reverse Stock Split will be equal to the total market capitalization before the proposed Reverse Stock Split or that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.

2.3.	Potential Effects of the Reverse Stock Split

Pursuant to the Reverse Stock Split, each holder of shares of our Common Stock (the "Old Common Stock") and our Class A Preferred Stock (“Old Class A Preferred Stock”) immediately prior to the effectiveness of the Reverse Stock Split will become the holder of fewer shares of our Common Stock (the "New Common Stock") and or our Class A Preferred Stock (“New Class A Preferred Stock”) after consummation of the Reverse Stock Split.  Although the Reverse Stock Split, will not, by itself, impact our assets or properties, the Reverse Stock Split could result in a decrease in the aggregate market value of our equity capital.  The Reverse Stock Split will not result in some stockholders owning "odd-lots."  All fractional share holdings shall be rounded up to whole numbers. For example, if a shareholder owns 301 shares of Old Common Stock, after a 1-for-300 Reverse Stock Split, that shareholder will now own 2 shares of New Common Stock, not 1.01 shares of New Common Stock.  All outstanding options, warrants, rights and convertible securities, including shares of our Series A Preferred Stock, will be appropriately adjusted for the Reverse Stock Split automatically on the effective date of the Reverse Stock Split.  The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder's proportionate equity interest in us.  None of the rights currently accruing to holders of the Common Stock, options or warrants to purchase Common Stock or securities convertible into Common Stock will be affected by the Reverse Stock Split.  Following the Reverse Stock Split, each share of New Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to one share of the Old Common Stock.

The number of shares of Common and Preferred Stock issued and outstanding will be reduced to a number that will be approximately equal to (a) the number of shares of Common and Preferred Stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split, divided by (b) 300, and (c) increased by the rounding up of any fractional shares to whole shares.  With the exception of the number of shares issued and outstanding, the rights and preference of the shares of Common and Preferred Stock prior and subsequent to the Reverse Stock Split will remain the same.  It is not anticipated that our financial condition, the percentage ownership of management, the number of our stockholders or any aspect of our business would materially change as a result of the Reverse Stock Split.  Our Common Stock is currently registered under Section 12(g) of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act.  The Reverse Stock Split is not the first step in, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Exchange Act.  Additionally, the Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act as we will continue to be subject to the Exchange Act's periodic reporting requirements.

2.4.	Increase of Shares of Common and Preferred Stock Available for Future Issuance

As a result of the Reverse Stock Split, there will be a reduction in the number of shares of our Common and Preferred Stock issued and outstanding and an associated increase in the number of authorized shares, which would be unissued and available for future issuance after the Reverse Stock Split (the "Increased Available Shares").  The Increased Available Shares may be used for any proper corporate purpose approved by the Board including, among others, future financing transactions and non-cash compenstation to officers and directors.

2.5.	Effectiveness of Reverse Stock Split

The Reverse Stock Split will be affected at a ratio of one-for-three hundred. Commencing on the date of the Reverse Stock Split, each Old Common Stock certificate and Old Preferred Stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of Common Stock and Preferred Stock resulting from the Reverse Stock Split and each stockholder of record who owns a fewer number of shares of our Common Stock or Preferred Stock than the Reverse Stock Split ratio shall have his or her fractional shares rounded up to equal one whole share of New Common Stock or New Preferred Stock.

2.6.	Summary of Advantages and Disadvantages of Reverse Stock Split

There are certain advantages and disadvantages of voting for the Reverse Stock Split. The advantages include:

•	To increase the price per share of our Common and Preferred Stock which would increase our ability to raise investment capital.

•	To have shares of Common and Preferred Stock available to pursue business expansion opportunities, if any.

The disadvantages include:

•	Reduction of share holdings, which for some stockholders would result in “Odd Lots” which may be more costly to sell.

•
The possibility that the increase in price per share occurring at the time of the Reverse Stock Split will not hold and that the share price may fall, thus decreasing the overall value of one’s stockholdings.

•
The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the desires of the Company’s Board, at that time.

2.7.	Recommendation of the Board of Directors

Our Board unanimously recommended a vote “FOR” the approval to effectuate a 1-for-300 reverse split of the Company’s Common and Preferred Stock.

2.8.	No Voting of Stockholders Required

We are not soliciting any votes with regard to the proposal to effectuate a 1-for-300 reverse split of the Company’s Common and Preferred Stock.   Since the actions has been approved by a majority of stockholders who collectively hold or control Fifty-Nine and Two Hundreds percent (59.02%) of the total voting rights of the Company consisting of Fifty-Two and Eighty-Five Hundreds percent (52.85%) of the Common shares voting rights and Seventy-Six and Ninety-Two Hundreds percent (76.92%) of the Class A Preferred shares voting rights.  As a result, the proposal has been approved without the affirmative vote of any other stockholders of the Company and as such no proxies were or are being solicited.  The effective date on this corporate action will take effect after the close of business on 3 January 2011.

2.9.	Nevada Law

The Board of Directors and Management of Westmont Resources Inc, has complied with all known Nevada Laws governing this corporate action.

NRS 78.2055  Decrease in number of issued and outstanding shares of class or series: Resolution by board of directors; approval by stockholders; rights of stockholders.
1.
Unless otherwise provided in the articles of incorporation, a corporation that desires to decrease the number of issued and outstanding shares of a class or series held by each stockholder of record at the effective date and time of the change without correspondingly decreasing the number of authorized shares of the same class or series may do so if:

a.	The board of directors adopts a resolution setting forth the proposal to decrease the number of issued and outstanding shares of a class or series; and
b.
The proposal is approved by the vote of stockholders holding a majority of the voting power of the affected class or series, or such greater proportion as may be provided in the articles of incorporation, regardless of limitations or restrictions on the voting power of the affected class or series.

2.
If the proposal required by subsection 1 is approved by the stockholders entitled to vote, the corporation may reissue its stock in accordance with the proposal after the effective date and time of the change.

3.
Except as otherwise provided in this subsection, if a proposed decrease in the number of issued and outstanding shares of any class or series would adversely alter or change any preference, or any relative or other right given to any other class or series of outstanding shares, then the decrease must be approved by the vote, in addition to any vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the decrease, or such greater proportion as may be provided in the articles of incorporation, regardless of limitations or restrictions on the voting power of the adversely affected class or series. The decrease does not have to be approved by the vote of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the decrease if the articles of incorporation specifically deny the right to vote on such a decrease.

4.
Any proposal to decrease the number of issued and outstanding shares of any class or series, if any, that includes provisions pursuant to which only money will be paid or scrip will be issued to stockholders who:

a.	Before the decrease in the number of shares becomes effective, hold 1 percent or more of the outstanding shares of the affected class or series; and
b.	Would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all their outstanding shares,

2.10.	Procedure for Effectuating Stock Split or Reverse Stock Split

Pursuant to the November 23, 2010 approval and authorization by the Board of Directors and the majority of Stockholders to effectuate a reverse stock split, we will cause the filing of a Def 14C Form on 3 January 2011 with the SEC to notify our stockholders and the public at large of the corporate action. In addition, pursuant to SEC Rule 10b-17, we have caused the filing of a Notice with FINRA on November 26, 2010 providing them a minimum of 10 days advance notice of a reverse stock split.

Other than NRS Chapter 78; SEC Rule 10b-17; and Section 14(c) of the Securities Exchange Act of 1934 as amended, we are unaware or any applicable law that requires us to provide additional advance notice to stockholders of a reverse stock split under Nevada of Federal Corporate regulations.

3.	PRINCIPAL STOCKHOLDERS SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth certain information concerning the number of shares of our common stock owned or controlled beneficially as of 3 January 2011 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) our directors, and our named executive officers.

Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

3.1.	5.00% Common Stock – Beneficial Ownership
Title of Class	Name and Address of Owner	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class	Ownership based on Shareholder	Percent of Voting Rights
Common	F&M Inc 1100 Dexter Avenue N, Seattle, WA 98109		31,927,002	Direct	52.85%		39.32%
Common		Dr. Bruce Fischer The Avalon Group Ltd 1100 Dexter Avenue N, Seattle, WA 98109	30,330,652	Indirect	50.21%	F&M Inc
Common		Glenn McQuiston 1100 Dexter Avenue N, Seattle, WA 98109	1,596,350	Indirect	2.64%	F&M Inc

TOTAL PERCENTAGE OF VOTING RIGHTS OF COMMON INSIDERS AND AFFILIATES							39.32%

3.2.	5.00% Class A Preferred Stock – Beneficial Ownership
Title of Class	Name and Address of Beneficial Owner	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class	Ownership based on Shareholder	Percent of Voting Rights
Class A Preferred	F&M Inc 1100 Dexter Avenue N, Seattle, WA 98109		100,000	Direct	76.92%		19.70%
Class A Preferred		Dr. Bruce Fischer The Avalon Group Ltd 1100 Dexter Avenue N, Seattle, WA 98109	95,000	Indirect	73.07%	F&M Inc
Class A Preferred		Glenn McQuiston 1100 Dexter Avenue N, Seattle, WA 98109	5,000	Indirect	3.85%	F&M Inc

Class A Preferred	Peter Lindhout 110 Wall Street, New York, NY 10005	Peter Lindhout 110 Wall Street, New York, NY 10005	10,000	Direct	7.69%	Peter Lindhout	2.16%

Class A Preferred	Andrew Jarvis Vancouver BC	Andrew Jarvis Vancouver BC	10,000	Direct	7.69%	Peter Lindhout	2.16%

Class A Preferred	Jarvin King 110 Wall Street, New York, NY 10005	Jarvin King 110 Wall Street, New York, NY 10005	10,000	Direct	7.69%	Peter Lindhout	2.16%

TOTAL PERCENTAGE OF VOTING RIGHTS OF PREFERRED INSIDERS AND AFFILIATES							26.17%

3.3	Officers and Directors – Beneficial Ownership
Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class	Ownership based on Shareholder	Percent of Voting Rights
Common	Dr. Bruce Fischer Managing Director and Chief Executive Officer - 1100 Dexter Avenue N, Seattle, WA 98109	30,330,652	Indirect	50.21%	F&M Inc	37.35%
Class A Preferred	Dr. Bruce Fischer	95,000	Indirect	73.07%	F&M Inc	18.71%

Common	Glenn McQuiston Director, President, 1100 Dexter Avenue N, Seattle, WA 98109	1,596,350	Indirect	2.64%	F&M Inc	1.97%
Class A Preferred	Glenn McQuiston	5,000	Indirect	3.85%	F&M Inc	0.99%

Common	Marcie Corbin Director and CFO 11, Hamenofim Street, Hertzelia Pituach, Ackerstein Towers, Building B, 5th Floor POB 2148, Tel Aviv 46120 Israel	0		0%		0%
Class A Preferred	Marcie Corbin	0		0%		0%

TOTAL PERCENTAGE OF VOTING RIGHTS OF OFFICERS AND DIRECTORS						59.02%

4.	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages and titles as of 3 January 2011 are as follows:

Name of Director	Age	Position
Dr. Bruce E. Fischer	48	Chief Executive Officer and Managing Director
Glenn McQuiston	56	President, Director
Marcie Corbin	47	Chief Financial Officer, Director

5.	DESCRIPTION OF SECURITIES

The current authorized capital stock of our Company consists of Seven Hundred and Fifty Million (750,000,000) shares of Common Stock, par value $0.001 per share and Twenty-Five Million Preferred Stock, par value $0.001.  As of 3 January 2011, 60,407,660 shares of Common Stock were issued and outstanding and 130,000 shares of Class A Preferred Stock were issued and outstanding.  No Common or Class A Preferred shares have been issued since October 7, 2010.   The following description is a summary of the capital stock of our Company and contains the material terms of our voting capital stock. Additional information can be found in our Certificate of Incorporation and our Bylaws.

5.1.	Common Stock

On 3 January 2011 (the “Effective Date”), there were 60,407,660 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one (1) vote on each matter submitted to a vote of our stockholders, including the election of Directors. There is no cumulative voting.  The holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board. Common Stock holders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the Common Stock. In the event of liquidation, dissolution or winding up of the Company, our Common Stock holders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

5.2.	Preferred Stock

On 3 January 2011 (the “Effective Date”), there were 130,000 shares of Class A Preferred Stock issued and outstanding.

(1)           Dividends.  Each share of the Series A Preferred Shares shall be entitled to receive dividends and distributions on that share on a “pari passu” basis with the Company’s common stock when, and if, dividends are declared on the Company’s common stock, whether in cash or property.

(2)           Conversion of Series A Preferred Shares.  Series A Preferred Shares shall be convertible into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), on the terms and conditions set forth in this Section (2).

(a)           Certain Defined Terms.  For purposes of this Amended and Restated Certificate of Designations, Preferences and Rights (the “Certificate of Designations”), the following terms shall have the following meanings:

(i)           “Business Day” means any day in which the Principal Market is open for business.

(ii)           “Issuance Date” means, with respect to the Series A Preferred Shares the date of issuance of the applicable Series A Preferred Shares.

(iii)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(b)           Holder’s Conversion Right.  Subject to the provisions and limitations of Sections 2(d), below, at any time or times two (2) or more years after the Issuance Date, any Holder of Series A Preferred Shares shall be entitled to convert any whole number of Series A Preferred Shares into fully paid and non-assessable shares of Common Stock in accordance with Section 2(e).

(c)           Conversion Rate.  Each share of the Series A Preferred Shares shall be converted into 160 shares of Common Stock issuable upon conversion pursuant to Section 2(b), above.

(d)           Limitation on Beneficial Ownership.  The Company shall not effectuate any conversion of any Series A Preferred Share and no holder of any Series A Preferred Share shall have the right to convert any Series A Preferred Share pursuant to Section 2(b) to the extent that after giving effect to such conversion such Person (together with such Person’s affiliates) (A) would beneficially own in excess of 4.9% of the outstanding shares of the Common Stock following such conversion and (B) would have acquired, through conversion of any Series A Preferred Share or otherwise (including without limitation, exercise of any warrant), in excess of 4.9% of the outstanding shares of the Common Stock following such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates or acquired by a Person and its affiliates, as the case may be, shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, non-converted Series A Preferred Shares beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person and its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  Notwithstanding anything to the contrary contained herein, each Conversion Notice (defined below) shall constitute a representation by the holder submitting such Conversion Notice that, after giving effect to such Conversion Notice, (A) the holder will not beneficially own (as determined in accordance with this Section 2(d)) and (B) the holder will not have acquired, through conversion of any Series A Preferred Share or otherwise (including without limitation, exercise or any Warrant), a number of shares of Common Stock in excess of 4.9% of the outstanding shares of Common Stock as reflected in the Company’s most recent Form 8-K,  Form 10-Q or Form 10-K, as the case may be, or Pink Sheets LLC, or more recent public press release or other public notice by the Company setting forth the number of shares of Common Stock outstanding, but after giving effect to conversions of any Series A Preferred Share by such holder since the date as of which such number of outstanding shares of Common Stock was reported.

(e)                     Mechanics of Conversion.  The conversion of Series A Preferred Shares shall be conducted in the following manner:

(i)  Holder’s Delivery Requirements.  To convert Series A Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Pacific Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) surrender to a nationally recognized overnight delivery service carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Series A Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

(ii)           Company’s Response.  Upon receipt by the Company of the Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and within two Business Days following receipt of the Preferred Stock Certificates  instruct the Company’s Transfer Agent to process a request for issuance of the requisite number of shares of Common Stock.  The Company’s Transfer Agent shall (A) issue and surrender to a nationally recognized overnight delivery service for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system.  If the number of Series A Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Series A Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s), issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Series A Preferred Shares not converted.

(iii)           Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(3)           Reservation of Shares.  The Company shall, at all times so long as any of the Series A Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of shares (the “Reserved Amount”) of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Shares then outstanding that, at such time or times are eligible for such conversion.  The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Series A Preferred Shares based on the number of Series A Preferred Shares held by each Holder at the time of issuance of the Series A Preferred Shares or increase in the number of reserved shares, as the case may be.  In the event a Holder shall sell or otherwise transfer any of such Holder’s Series A Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and allocated to any Person who ceases to hold any Series A Preferred Shares shall be allocated to the remaining Holders of Series A Preferred Shares, pro rata based on the number of Series A Preferred Shares then held by such Holders.

(4)           Voting Rights.  Except as otherwise provided herein or required by law, the Holders of Series A Preferred Shares and the holders of Common Stock shall vote together and not as separate classes, and the Series A Preferred Shares shall be counted on an “as converted” basis multiplied by One Hundred Sixty (160).

(5)           Liquidation, Dissolution, Winding-Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of the Series A Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount equal to the conversion rights of the Series A Preferred Shares (the “Liquidation Preference”); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders of Series A Preferred Shares, then each Holder of Series A Preferred Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference.  The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company.  Neither the consolidation nor merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.  No Holder of Series A Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a Holder of Series A Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

(6)           Preferred Rank.  All shares of Series A Preferred Shares shall be of senior rank as to all shares of any other series of preferred stock, if any, in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.

All shares of Common Stock shall be of junior rank to all Series A Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.  The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series A Preferred Shares. Without the prior express written consent of the Holders of not less than three-fifths (3/5) of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Series A Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.  Without the prior express written consent of the Holders of not less than three-fifths (3/5) of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company’s Articles of Incorporation or bylaws, or file any resolution of the Board of Directors of the Company with the Nevada Secretary of State or enter into any agreement containing any provisions that would adversely affect or otherwise impair the rights or relative priority of the Holders of the Series A Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock.  In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Shares shall maintain their relative powers, Designations and preferences provided for herein and no merger shall result inconsistent therewith.

(7)           Vote to Change the Terms of Series A Preferred Shares.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of not less than three-fifths (3/5) of the then-outstanding Series A Preferred Shares, shall be required for any change to this Certificate of Designations or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, Designations, preferences and rights of the Series A Preferred Shares.

(8)           Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series A Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Series A Preferred Shares into Common Stock.

(9)           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations.  The Company covenants to each Holder of Series A Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

(10)           Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein.  This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

(11)           Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder of Series A Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

5.3.	Options

No options are outstanding as of the date of this Information Statement.

5.4.	Warrants

No warrants are outstanding as of the date of this Information Statement.

6.	ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND NEVADA LAW

6.1.	Authorized and Unissued Stock

The authorized but unissued shares of our Common Stock are available for future issuance without the approval of our stockholders. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to our stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the desires of the Board. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

6.2.	Nevada Anti-Takeover Laws

Nevada Revised Statutes (“NRS”) Sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not state that these provisions do not apply.

The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The restrictions on the acquisition of controlling interests contained in NRS Sections 78.378 to 78.3793 apply only to a Nevada corporation that:

(a)	has 200 stockholders of record (at least 100 of whom have addresses in the State of Nevada appearing on the stock ledgers of the corporation); and

(b)	does business in the State of Nevada, either directly or through an affiliated corporation.

Currently, we do not have 200 stockholders of record, nor do we have any stockholders of record with addresses in the State of Nevada. Furthermore, we do not conduct business in the State of Nevada and we do not intend to conduct business in the State of Nevada in the near future. Accordingly, the anti-takeover provisions contained in NRS Sections 78.378 to 78.3793 do not apply to us, and are not likely to apply to us in the foreseeable future.

7.	TRANSFER AGENT AND REGISTRAR

Empire Stock Transfer, Inc. is the transfer agent and registrar of our Common Stock. Their address is 2470 1859 Whitney Mesa Drive, Henderson, NV 89074, and their telephone number is 702-818-5898.

8.	INTEREST OF CERTAIN PERSONS IN OPPOSITION TO MATTERS TO BE ACTED UPON

(a)No officer or Director of the Company has any substantial interest in the matters to be acted upon, other than his role as an officer or Director of the Company.

(b)No Director in good standing with the Company has informed the Company that he intends to oppose the actions to be taken by the Company as set forth in this Information Statement.

9.	ADDITIONAL INFORMATION

Additional information concerning Westmont Resources, Inc., including its annual and quarterly reports filed with the SEC, may be accessed through the SEC’s EDGAR archives at www.sec.gov.

By Order of the Board of Directors
/s/ Dr. Bruce E. Fischer
Name: Dr. Bruce E. Fischer
Title: Chief Executive Officer/Managing Director

Bellevue, Washington
Monday, 3 January 2011